Exhibit 10.195

LICENSE AGREEMENT

This License Agreement is entered into and effective as of February 28, 2003, by and between Versa Technologies, Inc., VT Holdings II, Inc. and Engineered Solutions LP and their respective parent, subsidiary and affiliated entities, (hereinafter “LICENSORS”), and Lippert Components, Inc., (hereinafter “LICENSEE”).

              WHEREAS the parties have entered into a settlement agreement concurrently herewith (“the Settlement Agreement”) to settle certain litigation specified in the Settlement Agreement between LICENSORS and LICENSEE; and

              WHEREAS, the Settlement Agreement provides that LICENSORS will license LICENSEE with certain patent rights.

              NOW, THEREFORE, PURSUANT AND SUBJECT TO THE TERMS OF THE SETTLEMENT AGREEMENT, IT IS AGREED AS FOLLOWS:

              1. Definitions

                           1.1 “Licensed Rights” shall mean U.S. Patent Nos. 5,758,918; 6,176,045; and 6,182,401 (“the Patents”) any continuations, divisions, continuations-in-part, reissues, reexaminations or extensions thereof, any patent whether or not now pending or issued, which claims or could claim a valid right of priority to any of the foregoing, any patent to which any Patent claims or could claim a valid right of priority, and any other patent issued now or to be issued in the future and owned or licensed by LICENSORS concerning the subject matter of Slide-Out Systems defined below.

                           1.2 “Licensed Products” shall mean the products manufactured by Licensee which, in the course of their manufacture, use, offer for sale or sale, would, in the absence of this license, infringe one or more claims of the Licensed Rights, including but not limited to the current Lippert Slide-Out Systems commercially designated as the “Lippert Electric Slideout System” and the “HydraGear,” as illustrated and described in the product instruction manuals annexed as Attachment E and Attachment F, respectively, and including minor modifications such as changes in materials and dimensions, which HydraGear system employs a telescoping cross shaft as depicted in the Lippert Electric System instruction manual (the “Slide-Out System”).

              2. License Grant.

                           Subject to the terms hereof, LICENSORS hereby grant to Licensee a non-exclusive, license to make, use, sell and offer for sale the Licensed Products under the Licensed Rights, without right to sublicense, and non-transferable except as provided below, subject to payment of the royalties set forth in Paragraph 2(b) through (f) of the Settlement Agreement.

              3. Term and Termination.

                           The term of this License Agreement shall extend from the effective date hereof until expiration of the last to expire of the Patents, except as otherwise provided in Paragraph 3(e) of the Settlement Agreement.

              4. General.

                           4.1 This License Agreement shall not be transferred or assigned by the Licensee without the written consent of LICENSORS, which consent shall not be unreasonably withheld, except that no consent shall be required if the transfer or assignment (1) is to a subsidiary, parent or affiliate of LICENSEE; (2) is part of a transfer of all or substantially all of the assets of the LICENSEE, to a subsidiary, parent or affiliate of LICENSEE; or (3) constitutes a grant of a security interest in connection with financing in which the lender is granted a general security interest in LICENSEE’s assets, provided that no such grant of security interest, and no lien rising thereunder, shall permit the sale of any rights under this License Agreement to any person or entity other than a subsidiary, parent or affiliate of LICENSEE. LICENSOR’s rights, title and interest in this License Agreement may be assigned in the sole discretion of LICENSOR, provided that such assignment does not result in any impediment to the rights of LICENSEE hereunder.

                           4.2 Licensee shall assume all liability, including without limitation product liability, arising from its manufacture, use, offer or sale of the Licensed Products pursuant to this License Agreement and/or the Settlement Agreement, and agrees to indemnify and hold LICENSORS harmless for any liability to any persons not a party to this Agreement in connection with its manufacture, use, offer or sale of the Licensed Products, except to the extent that LICENSORS provide any component of any Licensed Product.

                           4.3 LICENSORS undertake no obligation to provide technical advice or assistance with respect to the manufacture, use, offer or sale of the Licensed Products under this Agreement.

                           4.4 Except for the Settlement Agreement, which shall take precedence over this License Agreement in case of any conflicting terms, this License Agreement constitutes the entire agreement by, between and among the parties and the terms hereof cannot be modified or changed, except in writing signed by the parties hereto.

                           4.5 Neither party may waive or release any of its rights or interest in this Agreement except in writing. No waiver by either party of any default by the other shall constitute a waiver of a like, similar or other default thereafter.

                           4.6 LICENSEE shall apply a statutory patent marking notice in compliance with 35 U.S.C. ss.287 on all Licensed Products. Licensee agrees that it will not use LICENSORS’ name without the express written permission of LICENSORS.

                           4.7 LICENSORS, on the one hand, and LICENSEE on the other hand, shall each be responsible for any taxes or import duties, however designated, that may be assessed against either of them as, respectively, LICENSORS and LICENSEE. LICENSORS represent and warrant that they have the power, right and authority to grant the license granted herein and to execute this License Agreement.

                           4.8 This Agreement shall be governed by and interpreted in accordance with the laws of the State of Wisconsin.

                           4.9 Any notices required or permitted to be given under the terms of this License Agreement shall be given as specified in Paragraph 15 of the Settlement Agreement.

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